EXHIBIT NO. 4


       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
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          AMENDMENT, dated as of October 9, 1995, to the
Rights Agreement, dated as of February 8, 1989 (the "Rights
Agreement"), between Harnischfeger Industries, Inc., a
Delaware corporation (the "Company"), and The First
National Bank of Boston, as Rights Agent (the "Rights
Agent").

          The Company and the Rights Agent have
heretofore executed and entered into the Rights Agreement.
Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights
Agent.


          In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

          1.   The Rights Agreement is hereby further
modified and amended by inserting the following after the last sentence of Section 1(a):

          Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as

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          practicable a sufficient number of shares of
          Common Stock so that such Person would no longer be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          2. Section 1(k) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

               (k)  "Distribution Date" shall mean the
          Close of Business on the earlier of (i) the tenth day after the Stock Acquisition Date and
          (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the first date (including, without limitation, any such date which is on or after the date of this Agreement and prior to the issuance of the Rights) of the commencement of, or first public disclosure of the intent to commence, by any Person (other than an Exempt Person) a tender or exchange offer for securities of the Company if, upon consummation thereof, such Person could be the Beneficial Owner of 20% or more of the Common Stock then outstanding, determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock (other than any such securities beneficially owned by any such Person).

          3. The first sentence of Section 11(a)(ii) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

          A "Triggering Event" shall be deemed to occur in the event that any Person shall become an Acquiring Person.



          4. Section 23(a) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

          (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) such time as any Person becomes an Acquiring Person, (ii) the effective time of a Business Combination and (iii) the Expiration
          Date, redeem all but not less than all of the then-outstanding Rights at a redemption price of $.02 per Right (appropriately


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          adjusted to reflect any stock split, stock
          dividend or similar transaction occurring after the date of this Agreement).


          5.  This Amendment to the Rights Agreement
shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          6. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          7. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

          8.  If any term, provision, covenant or
restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void

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or unenforceable, the remainder of the terms, provisions,
covenants and restrictions of this Amendment to the Rights
Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:            Harnischfeger Industries, Inc.


By:/s/Eric B. Fonstad  By:/s/ Jeffery T. Grade
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Attest:            The First National Bank of  Boston


By:/s/Rosanna Garofalo By:/s/Colleen Shea
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